EXHIBIT 99.A.1.b.
FORM OF CERTIFICATE ESTABLISHING SEGMENTS for VUL II and LVUL

CERTIFICATE

The undersigned hereby certifies that she is the Secretary of Massachusetts Mutual Life Insurance Company (the “Company”); that on May 13, 1998, the Investment Committee of the Board of Directors of the Company voted that the Chief Executive Officer or President of the Company be authorized to establish additional segments of Massachusetts Mutual Variable Life Separate Account I; that said vote remains in full force and effect; that the following was adopted by the President and CEO of the Company in a writing dated November 23, 1999:

That in connection with the development of two new variable universal life insurance products, (the “VULII Policy” and the “LVUL Policy”) the Company establish two segments of the Massachusetts Mutual Variable Life Separate Account I (the “Separate Account”) in accordance with the provisions of Section 132G of Chapter 175 of the Massachusetts General Laws for the purpose of investing contributions received under the VUL II Policy (the VUL II Segment”) and under the LVUL Policy (the “LVUL Segment”); and that any officer authorized by the Rules and Regulations of the Board of Directors to sign on behalf of the Company hereby is authorized to execute all documents or take any other action which said officer deems necessary or advisable in order to permit the sale of the VUL II or LVUL Policies, including the filing of registration statements of amendments thereto with the United States Securities and Exchange Commission or other appropriate regulatory authorities.

IN WITNESS WHEREOF, I have hereunto affixed my hand and the seal of the Company this ___ day of November 2000.

/s/ Ann F. Lomeli

Ann F. Lomeli Secretary